Exhibit 99



For Immediate Release                                         December 2, 2003


                        Statement of the SeTrans Sponsors

            Over two years ago, we began a process to voluntarily develop the SeTrans Regional Transmission Organization (RTO) with common goals: to address regional concerns about wholesale power markets in accordance with FERC's Order 2000; to produce net benefits for consumers in the Southeast; and to continue to provide the highly reliable electric service they have come to expect. We believe that FERC and retail regulators in the region share these general goals.

            Since the beginning of the process, several of the SeTrans Sponsors have been clear that their participation in SeTrans required the approval of applicable public service commissions under governing state laws, as well as the approval of the FERC. The retail commissions in the region have expressed significant concerns about the role of an RTO and its effects on matters subject to their jurisdiction, including concerns about native load protection and cost impacts. They have expressed these concerns in numerous public forums, letters to FERC and to Congress, and in SEARUC resolutions. In recent weeks, it has become increasingly apparent that most of the public service commissions continue to have these concerns.

           The jurisdictional Sponsors have now concluded that it is highly unlikely that consensus support and acceptance for the SeTrans RTO will be forthcoming from all applicable state and federal agencies. In light of this determination, the Sponsors have decided unanimously to suspend the SeTrans effort. While we are suspending our efforts, we believe that the SeTrans proposal contains much valuable work and could serve as an ultimate roadmap for future efforts in the region.

            Suspending our efforts on SeTrans will allow Sponsors to explore other alternatives that achieve the goals expressed above and also enhance the likelihood of receiving support at both the state and federal levels.

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         The SeTrans Sponsors are Cleco Power LLC, Dalton (GA) Utilities,
Entergy Corporation, Georgia Transmission Corporation, JEA -- Jacksonville (FL), the Municipal Electric Authority of Georgia, Sam Rayburn G & T Electric Cooperative, Inc., Southern Company and the City of Tallahassee (FL).

         Cleco Power LLC is a principal subsidiary of Cleco Corporation, an investor-owned regional energy services company. Cleco Power LLC serves approximately 250,000 customers and maintains 1,200 miles of transmission lines.


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         Dalton Utilities is a full-service utility providing electric, water, wastewater, natural gas and telecommunications services to the city of Dalton, Ga., and portions of Whitfield, Murray, Gordon, Floyd and Catoosa counties in Georgia, including approximately $52 million in transmission assets and 352 miles of transmission lines.

         Entergy Corporation (NYSE: ETR) is a global energy company with more than 23,000 megawatts of electric generating capacity in four states in the Southeast, approximately $3 billion in transmission investment and 15,000 miles of transmission lines, serving 2.6 million customers. It is one of the largest producers of electricity in the United States.

         Georgia Transmission Corporation is a not-for-profit cooperative established for the sole purpose of providing transmission services to its members. GTC is owned by 39 Electric Membership Corporations in Georgia. GTC owns over $1 billion in assets, including 2,500 miles of transmission lines and over 500 substations across the state of Georgia and serves over 1.4 million end-use customers.

         JEA, formerly known as Jacksonville Electric Authority, is a municipally owned electric supplier serving 360,000 customers in a four-county area of northeast Florida, including approximately $253 million in transmission assets and 714 miles of transmission lines.

         Municipal Electric Authority of Georgia (MEAG Power) is a joint-action state authority providing wholesale electric generation and transmission to 49 city or county owned electric systems in Georgia. MEAG Power is one of the largest public power entities in the United States, including approximately $214 million in transmission assets and 1,224 miles of transmission lines.

         Sam Rayburn G & T Electric Cooperative, Inc. (Sam Rayburn) is a non-profit wholesale electric power cooperative serving the power requirements of three distribution cooperatives and their 250,000 retail consumers in east Texas. Sam Rayburn has approximately $41 million in transmission assets and 220 miles of transmission lines.

         Southern Company (NYSE: SO) is a super-regional energy company with more than 35,000 megawatts of electric generating capacity in the Southeast, approximately $4 billion in transmission investment and 26,000 miles of transmission lines, serving 4 million customers. It is one of the largest producers of electricity in the United States.

         City of Tallahassee maintains more than 2,200 miles of transmission and distribution lines, serving some 98,000 homes and businesses in the Tallahassee, Fla., area, including approximately $51 million in transmission assets and 185 miles of transmission lines.



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News Media Contacts:

                           Lori McDaniel, City of Dalton Utilities
                           (706) 281-1032

                           Ann Jenkins, Cleco Corporation
                           (318) 484-7129

                           Larry Daspit, Entergy
                           (281) 297-3322

                           Tom Parker, Georgia Transmission Corporation
                           (770) 270-7528

                           Bruce Dugan, JEA
                           (904) 665-6232

                           Frank Crane, MEAG Power
                           (770) 563-1248

                           Fred Ritts, Sam Rayburn
                           (202) 342-0800

                           Mike Tyndall, Southern Company
                           (404) 506-5333 or 1-866-506-5333

                           Kevin Wailes, City of Tallahassee
                           (850) 891-5532